Exhibit 8.1

SUBSIDIARIES OF MAGAL SECURITY SYSTEMS LTD.

Below is a listing of Magal Security Systems Ltd.’s wholly-owned active subsidiaries:

Subsidiary Name	Country/State of Incorporation/Organization
Nederlandse Technologie Investeringen B.V. (formerly: Magal B.V.)	Netherlands
Magal Sisteme S.R.L.	Romania
Senstar Andina S.A.S	Colombia
Senstar Inc.	United States (Delaware)
Senstar LATIN AMERICA, S.A. DE C.V	Mexico
Senstar Limited	United Kingdom
Senstar Corp.	Canada
Magal S3 España, S.L.	Spain
Senstar GmbH	Germany
Cyberseal Ltd.	Israel
Magal Tecnologia Em Seguranca Ltda	Brazil